Exhibit (c)(12)

*** or *** (                )*** indicates material has been omitted or substituted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this document has been filed with the Securities and Exchange Commission.

Project Crayola

Presentation to the Board of Directors

June 30, 2004

Disclaimer

The following pages contain material provided to the Board of Directors of Crayola, Inc. (“Crayola” or the “Company”) by Citigroup Global Markets Inc. (“Citigroup”) in connection with the proposed transaction in which the Company would seek to sell its 81% interest in Magenta, Inc. (“Magenta”). The accompanying material was compiled or prepared on a confidential basis solely for the use by the Board of Directors of Crayola and not with a view toward public disclosure under any securities laws or otherwise. The information contained in this material was obtained from Crayola, Magenta and other sources. Any estimates and projections contained herein have been prepared or adopted by Crayola and Magenta management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citigroup does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of Crayola and Magenta as the Board of Directors of Crayola and, accordingly, neither Crayola nor Citigroup nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material when used by persons other than the Board of Directors of Crayola. Citigroup does not have any obligation to update or otherwise revise the accompanying materials.

2

Agenda

1.	Overview of Magenta Second Round Bids

2.	Bid by Bid Review – Second Round

3.	Issues and Considerations

3

Magenta Market Performance

4

1. Overview of Magenta Second

Round Bids

5

Magenta Process Summary

	Round I					Round II
	Contacted	Teasers Sent	IMs Sent	Bidding Participants	First Round Bids	Second Round Invites	Final Bids
Strategic Buyers	49	39	14	8	6	2	0
Financial Buyers	58	51	24	9	4	4	3

Total	107	90	38	17	10	6	3

•	3 conforming final proposals received plus one proposal for Magenta’s STP stake

•	Red – Consortium of 4 financial buyers

•	White – Consortium of 3 financial buyers plus 1 IPP

•	Purple – Consortium of hedge funds represented by 2 investment banks ***(Bidder Purple)*** acting as underwriters

•	Orange – Strategic buyer bid for 44% stake in STP (assumes ROFR exercise for 13.2%)

Second round proposals received on June 18, with all 3 conforming bidders invited to submit “best and final” on June 28

6

Summary of Final Round Bids

(Dollars in millions, except per share)	Conforming						Non-Conforming
	Bidder White		Bidder Red		Bidder Purple		Bidder Orange
Straight Sale*:	81%	100%	81%	100%	81%	100%

Proposed Cash PP / Share	$0.00	$41.25	$43.50	$43.50	$40.75	N/A	$678 ($616/kW)
After-tax Proceeds to Crayola	$2,245	$2,297	$2,393	$2,393	$2,277	N/A	$440

338(h)(10):
Headline Bid Price	$46.50	$47.75	$44.50	$44.50	N/A	N/A	N/A
Equivalent Bid Value**:
Best Case	$43.14	$44.23	$41.39	$41.39
Worst Case	40.56	41.65	38.82	38.82
After-tax Proceeds to Crayola:
Best Case	$2,377	$2,423	$2,304	$2,304
Worst Case	2,269	2,315	2,195	2,195

Proprietary Structural Alternative:
Headline Bid Price	N/A	N/A	N/A	$45.25	Potential to generate up to $2.49B in net proceeds through alternative structure		N/A
Equivalent Bid Value**:	N/A	N/A	N/A	$45.25
After-tax Proceeds to Crayola:	N/A	N/A	N/A	$2,466

Comments:	• $0.75 attributable to hedge program		• $2.5 billion debt (including 81% sale)		• Alternate structures provide greater proceeds / more complexity and risk		• In discussion with White

	• Additional due diligence requested		• Required pre-close hedge for *** baseload through 2008		• Potentially fewer regulatory hurdles (NRC)

	• Prefer sale of STP		• Post-closing liabilities		• Proposed closing – 30 days
			• Proprietary structure may facilitate accelerated timing

*	Percentages denote portion of Magenta equity.
**	Based upon straight sale equivalent – straight stock purchase bid price implied by net proceeds (best case assumes full utilization of capital loss; worst case – no capital loss used).

7

Final Round Bids – Proceeds Comparison

*	Equivalent price on a straight stock sale.
**	Best case – full utilization of capital loss carry forward / worst case – no capital loss used.

8

Indications of Interest – Implied Value / Impact Summary

(1)	DCF: WACC of 9.5% - 10.5% and terminal EBITDA of 5.0x – 6.0x.
(2)	Derived from 5.0x – 6.0x EBITDA multiple at which E&P companies trade. Limited comparability due to differences in underlying businesses.

Source: Company financial model based on January 30, 2004 NYMEX Forward Gas Price Curve.

9

Magenta Implied Multiples*

Source: Company financial model based on January 30, 2004 NYMEX Forward Gas Price Curve.

10

2. Bid by Bid Review – Second Round

11

Bidder Red

Material Terms	Comments
Proposed Acquisition Structure	• Acquisition of 81% or 100% ownership interest in Magenta

Straight Sale – Cash Purchase Price Per Share (After-tax Proceeds)	• 81% or 100% interest: $43.50 / share ($2,393MM) – Sponsored Recapitalization

338(h)(10) – Headline Bid Price (After-tax Proceeds)	• 81% or 100% interest: $44.50 / share ($2,195MM - $2,304MM) – Sponsored Recapitalization

Alternative Structure – Headline Bid Price (After-tax Proceeds)	• 100% interest: $45.25 / share ($2,466MM) – Proprietary Structural Alternative

Effectiveness	• Offer expires July 2, 2004 at 5.00 pm (EST)

Debt Financing	• Debt financing of $2.50B whose availability is dependent on satisfactory terms, including:

• Contribution of at least 20% in equity (Goldman Sachs proposal)

• Obtaining a rating from S&P and Moody’s

Financing Sources	• Goldman Sachs

Additional Due Diligence Requested	• Confirmatory data requests

Regulatory Approvals	• HSR and NRC

Corporate / Other Approvals	• None on part of buyer

Other Terms	• Approval of transaction by special committee of Magenta’s Board of Directors (either for 100% purchase or for leveraging transaction)

• Form of definitive acquisition agreement contingent upon percentage of ownership acquisition: 100% interest via merger or 81% interest via tax-efficient sponsored recapitalization

• Implementation of a proprietary forward power sale alternative to Magenta’s capacity auctions required after signing of definitive agreement

• May be able to accelerate receipt of substantial portion of consideration by all shareholders under proprietary structural alternative developed by Deloitte & Touche

• Request for exclusivity. Expect to be able to finalize agreement within 10 days

12

Bidder Red – PSA Discussion

Material Terms	Comments
Special Committee Issues	• Transactions would require special committee approval

• Pre-closing forward power sales

• Absence of certain terms special committee might seek

• Merger approved by Crayola written consent at signing; no majority of the minority voting requirement

• No Magenta fiduciary out

• Rule 13e-3 issues in accelerated structure

Terms and Conditions	• Crayola subject to unlimited post-closing indemnification obligations for:

• Breach of any Crayola rep (this may be seeking to cover (i) litigation by minority shareholders, and (ii) issues relating to the separation of Crayola from RRI and Magenta from Crayola)

• Claims by Crayola shareholders or creditors arising out of matters other than the Magenta Business

• Any shortfall of funds in STP decommissioning trusts

• Asbestos claims

• Reps and warranties are substantially beefed up and tightened - not the “public company” standard proposed by Crayola

• Definition of “Material Adverse Effect” is substantially broadened; almost all exclusions deleted; MAE qualifier eliminated from many reps

• Additional covenants of Magenta re conduct of business, cooperation in financing etc.

13

Bidder Red – Structural Alternative – 100%

•	Bidder Red has proposed a structural alternative to a straight stock purchase whereby Red would acquire 100% of Magenta for $45.25 / share in a 3-step transaction

•	Depending upon allocation of purchase price among Magenta assets, Red structure should result in net after tax proceeds to Crayola equal to straight stock sale for $45.25 ($2,466 net proceeds)

•	With proceeds from new Magenta leverage, 15.2 million shares repurchased from the public at $45.25/share ($690MM)

•	Step I – undertaken as part of larger transaction

TIMING: 60-90 days

1.	Magenta contributes all assets but STP to New Sub

2.	NewCo acquires New Sub (Non-STP) via CASH merger

•	Crayola receives substantial portion of CASH in 60-90 days

TIMING: Immediately following Step I

•	NewCo acquires Magenta via cash merger

•	Following Step 3, Magenta assets are “reassembled” as Red Funds own 100% of current Magenta

TIMING: 6-9 months (NRC approval)

Note: Certain structural steps eliminated for presentation purposes.

14

Bidder Red – Structural Alternative – 100%

•	The calculations below illustrate net cash proceeds impact of Red structural alternative

(numbers in millions, except per share data)

STEP I
Purchase Price / Share	$45.25
Minority Shares	15.2
Purchase Price (New Debt)	$689

Total Purchase Price*	$3,620
STP Value (Step III)**	700
Implied Non-STP Value (Step II)	$2,920

STEP II
Non-STP Price	$2,920
Non-STP Basis***	1,308

Gain on Sale	$1,612
Capital Loss Carry Forward (Utilized)****	(310)
Cash Taxes (35%)	(456)

A/T Gain	$1,156

Gross Cash Proceeds	$2,920
Repay Debt (Step I)	(689)
Cash Taxes	(456)

Net Cash to Crayola (Step II)	$1,775

Crayola Basis in Magenta Shares	$1,294
Plus: A/T Gain	1,156
Less: Cash Distribution	(1,775)

New Crayola Basis in Magenta Shares	$675

STEP III
Magenta (STP) Stock Purchase Price	$700
New Crayola Basis in Magenta Shares	675

Gain on Sale	$25

Taxes at 35%	$9

Cash Proceeds	$700
Less: Taxes	(9)

Net Cash (Step III)	$691
Net Cash (Step II)	1,775

Total Net Cash Proceeds to Crayola	$2,466

Net Crayola Cash in Straight Sale ($45.25 / Share)	$2,466

*	80 million shares at $45.25 / share.
**	Illustrative value (includes 13.2% via ROFR - total 44%).
***	Total Net Tax Basis of $1,598 less $290 STP basis.
****	Assumes purchase price allocation generates a minimum of $310 million capital gains.

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Bidder White

Material Terms	Comments
Proposed Acquisition Structure	• Acquisition of 81% or 100% ownership interest in Magenta

Straight Sale – Cash Purchase Price Per Share (After-tax Proceeds)	• 81% interest: $40 / share ($2,245MM)	• 100% interest: $41.25 /share ($2,297MM)

338(h)(10) – Headline Bid Price (After-tax Proceeds)	• 81% interest: $46.50 / share ($2,269MM - $2,377MM)	• 100% interest: $47.75 / share ($2,315MM - $2,423MM)

Hedge Value in Purchase Price

•      All proposed prices include $0.75 / share – 4,000MW of baseload coal / lignite capacity comprised of 50% bilateral contracts and 50% natural gas cashless collars; average duration of 5 years; minimum price floor of $4.25 for gas hedges; minimum weighted average price equal to current forward strip for 2006-2010 period

Effectiveness	• No expiration date stated

Debt Financing	• Up to $3.35B ( $2,950MM funded at close), availability is dependent on satisfactory terms, including:

• Minimum of 20% cash common equity

• Obtaining ratings from S&P and Moody’s

•      At least 50% of coal / lignite generation capacity subject to power purchase agreement / equivalent gas swap with maturity of no less than 5 years; remaining capacity subject to natural gas hedge with floor of $3.75/MMBtu

Financing Sources	• Citigroup, *** commitment letter only received from Citigroup as of June 28

Additional Due Diligence Requested	• Confirmatory due diligence (no topics specified)

Regulatory Approvals	• HSR, PUC, FERC and NRC • Expect to secure approval and close transaction by December 31, 2004

Corporate / Other Approvals	• None on part of buyer

Other Terms	• Approval of transaction by special committee of Magenta’s Board of Directors (for 100% purchase or for leveraging transaction)

• Entry into Transition Services Agreement with Crayola on mutually acceptable terms

•      Preference for separate sale of STP, but White willing to pay same per share price whether STP is sold prior to/concurrently with closing of transaction or remains as asset of Magenta following transaction

• Form of definitive acquisition agreement contingent upon percentage of ownership acquisition: 81% interest via stock purchase, or 100% interest via merger

•      Assumption that Magenta is delivered on debt-free basis (other than debt to finance transaction or to increase Magenta’s ownership stake in STP) and Magenta’s financial position as of December 31, 2004 similar to projections

• Amount of debt incurred in transaction nominally the same in the purchase of either 81% or 100% interest in Magenta

• [2]-week exclusivity period

16

Bidder White – 338(h)(10) Election

•	White proposal includes $6.50 / share increase in headline price if 338(h)(10) election is made

	Portion of Magenta sold to White
	81%	100%
Straight Stock Purchase	$40.00	$41.25
338(h)(10) Headline Bid	$46.50	$47.75
Purchase Price Increase	16.3%	15.8%
Increase in Crayola Gross Proceeds	$421 MM	$421 MM

•	White’s attribution of incremental value to 338(h)(10) likely linked to intention to immediately on-sell certain assets (STP)

•	Two key factors impact Crayola net proceeds if 338(h)(10) election is made:

•	Use of $310 million capital loss carry forward (fully utilized in straight sale) highly dependent on purchase price allocation and may NOT be fully available

•	Tax calculated as if Crayola had sold 100% of assets at value implied by 81% sale – Crayola pays 100% of tax

•	Additional tax leakage associated with 338(h)(10) dilutes White headline bids into lower value on a “straight stock” equivalent basis

	81%	100%
• Best Case (use capital loss carry-forward)	$43.14	$44.23
• Worst case (no capital loss carry-forward used)	40.56	41.65

17

338(h)(10) Election – Net Proceeds Comparison

•	For illustrative purposes, the table below details the tax impact and net proceeds available to Crayola, assuming the sale of 81% to White

($ millions, except per share data)	Straight Sale		338(h)(10)		Difference under 338
Per Share Price	$40.00		$46.50		$6.50
Sale Value (Tax Purposes)	$2,590		$3,720	(1)
Tax Basis	1,294	(2)	1,598	(3)
Capital Loss Used	310		0	(4)

Taxable Gain	$986		$2,122		$1,136
Taxes at 35%	$345		$742		$398

Gross Proceeds to Crayola	$2,590		$3,011		$421
Less Taxes @ 35%	(345)		(742)

Net Proceeds to Crayola	$2,245		$2,269		$24

(1)	64.8 million shares at $46.50 / share or $3,012 mm “grossed up” to reflect equivalent value for 100%.
(2)	Crayola tax basis is 64.8 mm Magenta shares.
(3)	Equals total Magenta asset basis LESS basis in liabilities to be assumed by buyer (analysis assumes value and basis of liabilities are equal).
(4)	For illustrative purposes, assumes asset sale generates NO capital gains.

•	100% sale results in approximately $17 million more net proceeds to Crayola under 338(h)(10) versus straight 100% sale using same assumptions

•	$ 10 million change in net proceeds for every $28.6 million in capital loss utilized

•	Full utilization of capital loss carry forward (best case) results in $132.2 million higher net proceeds under 338 (or $125.5 million in 100% sale scenario)

18

Bidder White – PSA Discussion

Material Terms	Comments

Special Committee Issues	• Bidder White expects the Committee to be involved in process and wants to understand its authority

• Contemplates approval of merger agreement (100%) or pre-closing covenants, financing and dividend (81%)

• Impact of 338(h)(10) pricing differential in 100% transaction

• Proposal contemplates Crayola voting agreement and shareholder meeting; does not specify voting or fiduciary out particulars

• Issues regarding pre-closing hedging as well as STP sale

Terms and Conditions	• Preference for concurrent closing of sale of STP

• March 31, 2005 termination date, with no extension (unless all parties agree)

• Limit (unspecified) on number of dissenting shares seeking appraisal

• Reps and warranties are substantially beefed up and tightened - not the “public company” standard proposed by Crayola

• Definition of “Material Adverse Effect” is substantially broadened; almost all exclusions deleted; MAE qualifier eliminated from many reps and closing conditions

• Additional covenants of Magenta re conduct of business, cooperation in financing and in sale of STP

19

Bidder Purple

Material Terms	Comments
Proposed Acquisition Structure	• Acquisition of 81% ownership interest in Magenta

Straight Sale – Cash Purchase Price Per Share (After-tax Proceeds)	• 81% interest: $40.75 / share ($2,277MM)

Structural Alternatives	• Two structural alternatives to create incremental value for Crayola

• Debt exchange and partial spin-off of remaining shares

• Cash-rich split-off

• Provide for greater tax efficiency and up to $2.49B of net cash for deleveraging

Effectiveness	• Offer expires July 12, 2004

Debt Financing	• Available debt financing of $1.80B ($1.5B funded at close). Bidder Purple’s proposal not subject to financing contingency

Financing Sources	• ***

Additional Due Diligence Requested	• Confirmatory data requests

Regulatory Approvals	• None needed, but require regulatory notices to NRC and FERC

• Expect to close transaction within 30 days after announcement of transaction

Corporate / Other Approvals	• None on part of buyer

Other Terms	• Approval of transaction by Magenta’s Board of Directors (for up to $1.8B of debt offering, subsequent special dividend payout, and sale of Crayola’s 81% stock interest in Magenta)

•      Agreement that 3 Crayola non-executive representatives to Magenta’s Board of Directors resign at closing and the appointment of 4 new acceptable directors to be identified by non-Crayola board members

• Customary limitations by Crayola and Magenta on certain extraordinary corporate actions pending closing, including any amendments to Magenta’s charter or bylaws

• Two structural alternatives to create incremental value for Crayola

• Debt exchange and partial spin-off of remaining shares

• Cash-rich split-off

20

Bidder Purple – Structural Alternative I: “Cash Rich Split-Off”

•	Proposed Alternative provides $2.49B in net cash for Crayola de-leveraging

•	Magenta issues 24.3MM new shares to Purple at $40.75

•	Primary equity sold to Purple generates approx. $990MM cash to Magenta

•	Magenta raises $1.5B through new debt offering

•	Total cash generated of $2.49B

•	Magenta creates wholly-owned sub – “Magenta II”

•	Magenta contributes cash from equity and debt issuance ($2.49B in Step I) to Magenta II

•	Magenta contributes Midstream Assets to Magenta II ($150MM)

•	Magenta holds 64.8MM shares (100%) of Magenta II

•	Crayola exchanges 64.8MM shares of Magenta for 64.8MM shares of Magenta II ($40.75 / share) “tax free”

•	Cash available to Crayola: $2.49B

Cash:	$2,490
Midstream:	150

Total:	$2,640

Shares:	64.8

Price / Share:	$40.75

*	Certain structural steps eliminated for presentation purposes.

21

Bidder Purple – Structural Alternative II: Debt Exchange / Spin

•	Bidder Purple proposal also includes alternate structure involving a debt for Magenta equity exchange and subsequent spin off by Crayola of its remaining Magenta stake

•	Magenta raises $1.5B of new debt and makes special distribution of proceeds to shareholders ($18.75/share)

•	Pro rata share to Crayola of $1,215MM is less than basis and thus tax-free (de-leveraging)

•	Purple purchases $880MM face value long term Crayola debt via tender to bond holders

•	Purple exchanges $880MM of Crayola debt for 39.9MM Magenta shares (49%) from Crayola (@ $22.00 / share)

•	“Retirement” of $880 of debt via exchange combined with net proceeds of $1,215MM results in $2,095MM of total Crayola debt reduction

•	Crayola spins off remaining 24.8MM shares to Crayola shareholders “tax-free”

22

Overview of Purple Alternatives

•	“Tax-free” distribution of cash competitive with other sale alternatives (net cash proceeds)

•	Increased public float

•	Impact of dividend suspension on stock price

•	Complexity / tax issues (value of midstream?)

•	Timing to complete execution

•	Leverage without cash to minority (essentially a buyback of

•	Crayola shares) – Special Committee

•	Crayola shareholders benefit by Crayola deleveraging plus retained upside in Magenta shares

Unlevered Magenta Value / Share	$40.00	$42.00	$44.00	$46.00

Levered Value / Share	$19.96	$21.96	$23.96	$25.96
Crayola Shareholder Stake	$495	$545	$595	$645
Plus “Delevering” (Crayola)	$2,095	$2,095	$2,095	$2,095

Total Net of Tax*	$2,595	$2,640	$2,690	$2,740

•	Breakeven unlevered Magenta value per share equivalent to $2,466MM total net of tax (Red 100%) - $35 / share

•	Increased public float

•	Provides some cash to minority ($18.75 / share)

•	Uncertainty of Purple tender execution / timing

•	Lower debt reduction ($2,095MM) vs. other sale alternatives

•	Impact of dividend suspension on stock price

*	Net of current tax (assumes shareholders HOLD Magenta shares)

23

Bidder Purple – PSA Discussion

Material Terms	Comments
Special Committee Issues	• Magenta borrowing and related special dividend

• Appointment of four new Magenta directors at closing

• Magenta agreement to provide registration rights, certain representations and warranties, and other agreements (tax matters agreement, amendment to transition services agreement, etc.)

• No proceeds to minority in split-off; equity issuance

Terms and Conditions	• Transaction is subject to various conditions, including:

• Closing of Magenta debt financing and related special dividend

• Conditions in *** financing commitment, including no Magenta material adverse effect and no disruption or adverse change in capital markets

• Appointment of four new Magenta directors acceptable to majority of purchasers

• Agreement terminates if conditions not met within 60 days

• Crayola bears risk for one year after closing for breach of reps and warranties or material misstatement or omission in Magenta SEC filings

• Issues associated with near term closing:

• Scope of continuing transition services (proposal would require Crayola to continue to provide services no less comprehensive in scope than currently provided)

• Timing required to find new directors

• Termination of remaining technical services agreement with RRI

• [Pension plan allocations]

• Intercompany agreements regarding funding of STP decommissioning trust; Magenta pollution control facilities

• [May need to obtain waiver under Crayola credit facility]

• Crayola covenant regarding pre-closing conduct of Magenta business

• [Review documentation for proposed structural alternatives]

24

Bidder Orange (Non-Conforming Bid)

Material Terms	Comments
Proposed Acquisition Structure	• Acquisition of no less than 44% ownership interest in South Texas Project, Units 1 and 2 (“STP”)

Cash Consideration to Crayola	• $ 678.25MM ($616.59 / kW)

Adjustment to Purchase Price

•      Increase purchase price by $5 million if any one of the following conditions is met:

•      Purchase and Sale Agreement (“PSA”) is executed on or prior to June 30, 2004

•      Magenta or Crayola obtains written waivers on rights of first refusal (“ROFR”) from all other co-owners of STP, on or prior to July 30, 2004

Effectiveness	• Offer expires June 25, 2004 at 5.00 pm (EST)

Financing	• Contingent on debt financing

Financing Sources	• Orange’s operating cash flow and existing $3B bank supported firm credit lines

Additional Due Diligence Requested	• Material contracts including nuclear fuel contracts, contracts regarding turbine work, and split pin contract with Siemens Westinghouse

Regulatory Approvals

•      PUC (60-120 days)

•      FERC (effective upon filing)

•      NRC (4-6 months)

•      FCC (2-3 months)

•      HSR (30-day waiting period; 2 extra months if investigation initiated)

•      Miscellaneous approvals by Texas State and local Governmental Authorities (2-4 months)

Corporate / Other Approvals	• Bid already approved by Orange’s Group’s Board of Directors

Other Terms

•      In the event that Bidder Orange and Magenta execute a PSA, and the ROFR is exercised, Magenta obligated to Bidder Orange for a 4% break-up fee ($27 million)

•      Entry into certain transition services with Magenta on mutually agreed upon terms

•      Amount of assets held in Magenta’s Qualified Decommissioning Funds and Nonqualified Decommissioning Funds and transferred to Bidder Orange shall equal or exceed the minimum NRC requirements

25

Bidder Orange – PSA Discussion

Material Terms	Comments
Transaction Structure	• Asset purchase of 44% interest in STP (including nuclear fuel, decommissioning funds, transferable nuclear insurance policies, and emission reduction credits)

• Contemplates Crayola guarantee

• Magenta generally retains all liabilities relating to STP arising out of pre-closing events, including environmental liabilities, employee benefit plans (funded or unfunded), and decommissioning

Terms and Conditions	• Closing conditions include:

• Magenta owns 44% interest in STP (i.e., completes purchase portion of AEP’s interest via ROFR)

• No ROFR exercise by other owners

• No material adverse effect with an impact of $50 million or more

• Magenta makes broad and comprehensive reps (many of which are not subject to material adverse effect qualifiers)

• Most Magenta reps survive for 12 months following closing (reps relating to the decommissioning trusts and taxes expire 90 days after expiration of applicable statute of limitations)

•      Magenta obligated to indemnify Buyer for losses arising out of, among other things, (i) breach of reps, (ii) liabilities other than assumed liabilities, (iii) third party claims for pre-closing matters, and (iv) breach of covenants

• Magenta required to cooperate in obtaining IRS private letter ruling relating to transfer of decommissioning funds

• Agreement contemplates entering into a Decommissioning Funds Collection Agreement (draft not provided)

26

3. Issues and Considerations

Observations

•	Magenta stock price has continued to perform strongly, in line with underlying natural gas prices

•	The bids reflect a thorough market testing over last 4 months

•	The bids are supported by continued strong conditions in high yield financing markets

•	The bids compare well with standalone holding value to Crayola

•	The bids significantly exceed the amount implied in Crayola’s true-up filing

28

Issues and Considerations

•	Special committee considerations

•	100% versus 81%

•	Leverage prior to divestiture

•	Registration rights (for hedge funds)

•	Interaction with Special Committee

•	Crayola alone

•	Crayola with Bidder

•	Crayola / Bidder – separately

•	Ongoing regulatory process

•	Exclusivity to a single buyer

•	Bidder hedges

•	White – greater clarity

•	Red – prior to close

•	Timing of various alternatives

•	Evaluation of other Crayola alternatives

•	Crayola’s timing / risk objectives

•	Tax impact of 338(h)(10) election / Red alternate structure

•	Purchase price allocation

•	Maximizing value of STP

•	Purple alternatives – proceeds, timing, risk

29